Exhibit (d)(3)

EXECUTION COPY

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (this “Agreement”) is entered into as of July 10, 2005, by and among Sprint Corporation, a Kansas corporation, Sprint Spectrum L.P., a Delaware limited partnership, WirelessCo, L.P., a Delaware limited partnership, SprintCom, Inc., a Kansas corporation (collectively, the “Sprint Parties”), Nextel Communications, Inc., a Delaware corporation (“Nextel”), US Unwired Inc., a Louisiana corporation, Louisiana Unwired L.L.C., a Louisiana limited liability company, Texas Unwired, a Texas general partnership, and Georgia PCS Management, L.L.C., a Georgia limited liability company (collectively, the “US Unwired Parties,” and together with the Sprint Parties and Nextel, the “Parties”).

Whereas, on July 10, 2003, US Unwired initiated a lawsuit against certain Sprint Parties asserting claims for violation of the federal Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §1961, et seq, for breach of fiduciary duty, for appointment of a receiver over Sprint’s assets within Louisiana, and for fraud, which is currently pending in the United States District Court, Western District of Louisiana (the “District Court”), and is styled US Unwired, Inc., Louisiana Unwired L.L.C., and Texas Unwired v. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc., Case No. CV 03-1326;

Whereas, on April 8, 2004, certain Sprint Parties filed a counterclaim for breach of contract against certain US Unwired Parties in the action styled US Unwired, Inc., Louisiana Unwired L.L.C., and Texas Unwired v. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., and SprintCom, Inc., Case No. CV 03-1326.

Whereas, on June 21, 2005, US Unwired initiated a lawsuit against the Sprint Parties and Nextel asserting breach of contract and tortious interference with contract and seeking to enjoin Sprint from consummating its proposed merger with Nextel, which is currently pending in the District Court, and is styled US Unwired Inc., Louisiana Unwired L.L.C., Texas Unwired, and Georgia PCS Management, L.L.C. v. Sprint Corporation, Sprint Spectrum, L.P., WirelessCo, L.P., SprintCom, Inc., and Nextel Communications, Inc., Case No. CV 05-1084 (together with Case No. CV 03-1326, the “Litigation”);

Whereas, on the terms and subject to the conditions contained herein, the Parties wish to compromise and settle the claims in the Litigation;

Now, therefore, in consideration of the mutual covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Agreement and Plan of Merger. The Parties are executing and delivering this Agreement contemporaneously with the execution and delivery by certain US Unwired Parties and certain Sprint Parties of an Agreement and Plan of Merger (the “Merger Agreement”) in the form attached as Exhibit A to this Agreement.

2. Effectiveness of Provisions. This Section 2 and Sections 1, 4, 5, 6, 7, 8, 9, 10 and 11 of this Agreement shall be effective from and after the date of this Agreement (the “Signing

Date”); provided that Sections 6, 7, 8 and 9 of this Agreement shall terminate if the Merger Agreement is terminated for any reason; provided, further that the effectiveness of such Sections 6, 7, 8 and 9 shall be immediately reinstated and become in full force and effect if there occurs a Consummated Alternative Transaction as described in clause (ii) of the immediately following sentence. The remainder of this Agreement, including but not limited to the releases provided for in this Agreement, will become effective at the time (the “Effectiveness Time”) immediately upon the earlier of (i) the Appointment Time (as defined in the Merger Agreement), or (ii) the consummation of any Alternative Transaction (as defined in the Merger Agreement and giving effect to the last sentence of Section 7.2(b) of the Merger Agreement) (x) within twelve months following the termination of the Merger Agreement for any reason, or (y) as a result of or pursuant to any Acquisition Agreement (as defined in the Merger Agreement) entered into within twelve months following the termination of the Merger Agreement for any reason (either (x) or (y) being referred to herein as a “Consummated Alternative Transaction”).

3. General Releases.

(a) Sprint Release of the US Unwired Parties. As of the Effectiveness Time, except for any claims under this Agreement, the Merger Agreement and the agreements and transactions contemplated hereby and thereby, each of the Sprint Parties releases and forever discharges the US Unwired Parties and their respective officers, directors, shareholders, partners, members, subsidiaries, employees, agents, attorneys and representatives (the “Sprint Released Parties”) from all liabilities, claims, attorneys’ fees, damages, injuries, causes of action, and losses of any kind (including any claims for equitable or injunctive relief) that any of the Sprint Parties ever had, now has, may assert or may in the future claim to have against any of the Sprint Released Parties by reason of any act, failure to act, occurrence or event occurring or existing on or before the Effectiveness Time, including but not limited to all claims that were or could have been asserted in the Litigation (“Sprint’s Claims” and together with US Unwired’s Claims, the “Released Claims”).

(b) US Unwired Release of the Sprint Parties and Nextel. As of the Effectiveness Time, except for any claims under this Agreement, the Merger Agreement and the agreements and transactions contemplated hereby and thereby, each of the US Unwired Parties releases and forever discharges the Sprint Parties and Nextel and their respective officers, directors, shareholders, partners, members, subsidiaries, employees, agents, attorneys and representatives (the “US Unwired Released Parties”) from all liabilities, claims, attorneys’ fees, damages, injuries, causes of action, and losses of any kind (including any claims for equitable or injunctive relief) that any of the US Unwired Parties ever had, now has, may assert or may in the future claim to have against any of the US Unwired Released Parties by reason of any act, failure to act, occurrence or event occurring or existing on or before the Effectiveness Time, including but not limited to all claims that were or could have been asserted in the Litigation (“US Unwired’s Claims” and together with Sprint’s Claims, the “Released Claims”).

(c) Complete Release. Effective as of the Effectiveness Time, this Agreement constitutes the complete compromise, settlement, accord and satisfaction of all of the Released Claims.

(d) No Release by US Unwired Parties of US Unwired Directors, Officers, Etc. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 3 shall be construed to be a release by the US Unwired Parties of any of their respective officers, directors, shareholders (other than the Sprint Parties and Nextel), partners, members, subsidiaries, employees, agents, attorneys or representatives.

(e) Dismissal of Litigation. At the Effectiveness Time, the Parties will execute and deliver, all to the other Parties, and will file with the District Court, such documents as may be necessary or desirable to effect the dismissal with prejudice of the Litigation.

4. Expenses. The Parties will pay their own expenses and attorney’s fees incurred in connection with the Litigation and with the negotiation and execution of this Agreement.

5. Payment of Claims. Between the Signing Date and the Effectiveness Time, the US Unwired Parties agree to make all payments as they become due to the Sprint Parties under the various commercial agreements in effect between one or more of the US Unwired Parties and one or more of the Sprint Parties.

6. Stay of Litigation. On July 11, 2005, the Parties will file jointly with the District Court a motion to “stay” the Litigation, and cooperate to cause the District Court to issue an order granting the stay, substantially in the form attached as Exhibit B to this Agreement. So long as this Section 6 remains in effect, at least ten days prior to the expiration of any “stay” of the Litigation, the Parties will file jointly with the District Court motions to extend the stay of the litigation for consecutive 90-day periods, and shall cooperate to cause the District Court to issue orders granting such extensions. So long as this Section 6 remains in effect, none of the Parties shall seek to modify or withdraw the stay or take any other action inconsistent with the continuation of such stay during the term of this Section 6.

7. Covenant Not To Sue or Assist Third Parties.

(a) Covenant by US Unwired Parties. From and after the Signing Date, so long as this Section 7 remains in effect, except for any claims under this Agreement, the Merger Agreement and the agreements and transactions contemplated hereby and thereby, no US Unwired Party will (i) commence or in any manner seek relief against any US Unwired Released Party through any suit or proceeding, or (ii) become a party to any suit or proceeding arising from or in connection with an attempt by or on behalf of any third party to enforce or collect an amount based on any Released Claim (including, without limitation, any claim that will become a Released Claim as of the Effectiveness Time). In addition, no US Unwired Party will assist the efforts of any third party attempting to enforce or collect an amount based on a Released Claim (including, without limitation, any claim that will become a Released Claim as of the Effectiveness Time), unless required to do so by a court of competent jurisdiction.

(b) Covenant by Sprint Parties. From and after the Signing Date, so long as this Section 7 remains in effect, except for any claims under this Agreement, the Merger Agreement and the agreements and transactions contemplated hereby and thereby, no Sprint Party will (i) commence or in any manner seek relief against any Sprint Released Party through any suit or proceeding, or

(ii) become a party to any suit or proceeding arising from or in connection with an attempt by or on behalf of any third party to enforce or collect an amount based on any Released Claim (including, without limitation, any claim that will become a Released Claim as of the Effectiveness Time). In addition, no Sprint Party will assist the efforts of any third party attempting to enforce or collect an amount based on a Released Claim (including, without limitation, any claim that will become a Released Claim as of the Effectiveness Time), unless required to do so by a court of competent jurisdiction.

8. Contract. The Parties understand that the terms in this Agreement are binding contractual commitments and not mere recitals, and that the Parties are not relying upon any statement or representation made by any Party released, any such Party’s agents or attorneys, or any other person, concerning the nature, extent or duration of any injuries or damages, or concerning any other thing or matter, but are relying solely and exclusively upon their own knowledge, belief and judgment.

9. Additional Facts. The Parties are aware that they may after the date of this Agreement discover claims or facts in addition to or different from those they now know or believe to be true with respect to Released Claims. Nevertheless, it is the intention of the Parties as of the Effectiveness Time to fully, finally and forever settle and release all Released Claims, including existing claims for damages and losses that are presently unknown or unanticipated. In furtherance of this intention, upon the Effectiveness Time, the releases given in this Agreement are and will remain in effect as full and complete mutual releases of Released Claims, notwithstanding the discovery or existence of any additional or different facts relative to them. Each Party assumes the risk of any mistake in executing this Agreement and furnishing the releases set forth in this Agreement. Without limiting the generality of the preceding sentences in this Section 9, each Party waives and relinquishes, to the extent permitted by law, any right or benefit that such Party has or might have under any provision of statutory or non-statutory law that might provide that a release does not extend to claims that a person does not know or suspect to exist at the time of execution of the release that, if known, would or might have materially affected the decision to give the release.

10. Waivers. No waiver by a Party of any breach of or default under this Agreement will be deemed to be a waiver of any other breach or default of any kind or nature of this Agreement. No acceptance of payment or performance by a Party after any such breach or default will be deemed to be a waiver of any breach or default of this Agreement, whether or not such Party knows of such breach or default at the time it accepts such payment or performance. No failure or delay on the part of a Party to exercise any right it might have will prevent the exercise of that right by that Party at any time the other Party continues to be in default, and no such failure or delay will operate as a waiver of any default.

11. Other Provisions.

(a) Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed under Missouri law, without giving effect to any choice of law or conflict of law rules or provisions

(whether of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Missouri.

(b) Jurisdiction. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the District Court and any appellate court from such court, in any suit, action or proceeding arising out of or relating to this Agreement.

(c) Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter it covers and supersedes all prior agreements, negotiations, representations and discussions between the Parties with respect to the subject matter it covers. This Agreement will be binding on and inure to the benefit of the Parties and their respective successors and assigns.

(d) Construction. The Parties participated in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the Parties intend that (i) this Agreement be construed as if they had drafted it together, and (ii) no presumption or burden of proof arises favoring or disfavoring any Party by virtue of its role in drafting any provision of this Agreement. All pronouns and any variations of pronouns used in this Agreement refer to the masculine, feminine or neuter, singular or plural as the identity of the person or persons require.

(e) Severability. If any term or provision of this Agreement is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and such illegality, invalidity or unenforceability will not affect the validity, legality or enforceability of the remainder of this Agreement.

(f) Amendment. Any amendment to this Agreement must be in a written document signed by the Parties and must state the intent of the Parties to amend this Agreement.

(g) No Admission of Liability. It is expressly understood and agreed that this Agreement is a compromise of disputed claims and that execution of, making of payments under, and performing of obligations under this Agreement are not to be construed as an admission of liability on the part of any Party.

(h) Counterparts. This Agreement may be signed in counterpart or duplicate copy and by facsimile signature, and any signed counterpart, duplicate or facsimile copy is the equivalent to a signed original for all purposes.

(i) For Settlement Purposes. If the Effectiveness Time does not occur, the Parties agree that Federal Rule of Evidence 408 will apply to this Agreement and none of this Agreement or any negotiations relating to this Agreement will be admissible for any purpose in the Litigation.

(j) Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTER CLAIM, THIRD PARTY CLAIM OR OTHERWISE.

(k) Confidentiality. The Parties agree that neither of them will disclose the contents of this Agreement, the details or terms of this settlement, or the fact of this settlement or any matters pertaining to this settlement unless such disclosure is (i) lawfully required by any governmental agency; (ii) otherwise required to be disclosed by law; or (iii) necessary in any legal proceeding in order to enforce any provisions of this Agreement. The Parties agree that they will notify each other in writing within five (5) calendar days of the receipt of any subpoena, court order, or administrative order requiring disclosure of information subject to this non-disclosure provision.

(l) Due Authorization. The Parties hereby represent and warrant that the individuals signing this Agreement on their behalf are duly authorized and fully competent to do so.

(m) Assignment, Predecessors, Successors, and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their legal representatives, predecessors, successors, and assigns.

(n) Assignment. The Parties hereby warrant and represent that they have not assigned or in any way transferred or conveyed all or any portion of the claims covered by this Agreement, and to their knowledge, no other person or entity has a right to any claim that purports to be settled by this Agreement. The Parties acknowledge and agree that this warranty and representation is an essential and material term of this Agreement, without which they would not have entered into it. The Parties each agree to defend and to hold each other harmless against the claims of any other person or entity asserting a claim or right that purports to be settled by the Agreement.

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EACH PARTY HAS COMPLETELY READ THE TERMS OF THIS AGREEMENT, FULLY UNDERSTANDS THEM AND VOLUNTARILY ACCEPTS THEM FOR THE PURPOSE OF MAKING FULL AND FINAL COMPROMISE, ADJUSTMENT AND SETTLEMENT OF ALL CLAIMS, DISPUTED OR OTHERWISE, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

SPRINT CORPORATION

By:	/s/ Robert J. Dellinger
Name: Robert J. Dellinger Title: EVP & CFO

SPRINT SPECTRUM L.P.

By:	/s/ Steven M. Nielsen
Name: Steven M. Nielsen Title: Senior Vice President

WIRELESSCO, L.P.

By:	/s/ Steven M. Nielsen
Name: Steven M. Nielsen Title: Senior Vice President

SPRINTCOM, INC.

By:	/s/ Steven M. Nielsen
Name: Steven M. Nielsen Title: Senior Vice President

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Gary D. Begeman
Name: Gary D. Begeman Title: Vice President and Deputy General Counsel

US UNWIRED INC.

By:	/s/ Thomas G. Henning
Name: Thomas G. Henning Title: Secretary

LOUISIANA UNWIRED, L.L.C.

By:	/s/ Thomas G. Henning
Name: Thomas G. Henning Title: Assistant Manager

TEXAS UNWIRED

By:	/s/ Thomas G. Henning
Name: Thomas G. Henning Title: Assistant Manager

GEORGIA PCS MANAGEMENT, L.L.C.

By:	/s/ Thomas G. Henning
Name: Thomas G. Henning Title: Assistant Manager